EXHIBIT 6.1

ASSET PURCHASE, SALE, AND TRANSFER AGREEMENT

This Asset Sale, Purchase, and Transfer Agreement (“Agreement”) is made between Climate Cure Capital Corporation, a Nevada corporation (“Seller”), Eco Allies Inc., a Nevada corporation (“Buyer”), and Stereo Vision Entertainment, Inc., a Nevada corporation (“Share Recipient”), on this Eighteenth day of February 2021. Each of the foregoing entities are collectively referred to herein as, the “Parties” or individually as, a “Party.”

RECITALS

WHEREAS, Seller is a wholly owned subsidiary of Stereo Vision Entertainment, Inc., and at the consummation of this transaction Buyer will become a majority-owned subsidiary of Stereo Vision Entertainment, Inc. (“SVE”); and

WHEREAS, Buyer desires to acquire certain Assets (Assets are as defined below) owned by Seller, and Seller is willing to sell the Assets to Buyer, on the terms and conditions set forth in this Agreement; and

WHEREAS, SVE shall cause its wholly-owned subsidiary, Seller, to sell and transfer to Buyer the Assets; and

NOW, THEREFORE, in consideration of the above Recitals, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

Definitions. As used herein, the following terms shall have the following meanings:

A. Agreement. The term “Agreement” shall mean this instrument and all of its Exhibits attached hereto.

B. The term “Assets” shall mean a total of 231,121 verified carbon units, as listed in Exhibit A, which exhibit is attached herewith and included as an integral part of this Agreement, and Assets also includes approximately 5,000,000, plus or minus, seeds of the HDF SuperGreenTreeTM (which trees were developed by Seller),

C. Closing. The term “Closing” or “Closing Date” shall have the meaning ascribed to it in Section 3.1

1. Sale, Purchase, and Transfer of Assets. Subject to the terms and conditions of this Agreement, at the Closing, Seller agrees to sell, transfer, and assign and Buyer agrees to purchase and accept all of Seller’s right, title and interest in and to the Assets, including, without limitation, the following:

1.1. Personal Property. All of the personal property relating to the Assets shall be transferred, sold, and assigned to Buyer, including, without limitation, the following (if applicable and in the possession of Seller):

(a) Records. Seller’s management and other records relating to the Assets which, in the reasonable judgment and discretion of Seller, are segregated or segregable by Seller from the overall records of Seller,

(b) Office Supplies. The office supplies and forms, packaging materials and similar miscella- neous tangible personal property used by Seller exclusively or primarily in connection with the Assets.

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1.2 Assignment of Contracts.

(a). Seller to Use Reasonable Efforts. Anything in this Agreement to the contrary notwithstanding, Seller shall not be obligated to sell, assign, transfer, or convey or cause to be sold, assigned, transferred, or conveyed to Buyer, if applicable, and any of its rights in and to any contracts, without first obtaining all necessary approvals, consents or waivers. Seller shall use all reasonable efforts, and Buyer shall reasonably cooperate with Seller, to obtain all necessary approvals, consents or waivers, or to resolve any impracticalities of transfer necessary to assign or convey to Buyer, if applicable, any such Contract as soon as practicable; provided, however, that neither Seller nor Buyer shall be obligated to pay any consideration therefor except for filing fees and other ordinary administrative charges which shall be paid by Buyer to the third party from whom such approval, consent, or waiver is requested. Such approvals, consents, and waivers shall be in favor of Buyer.

1.3 Transferring Permits, Licenses, and Rights in the Assets. Seller will assign, transfer or convey, or cause to be assigned, transferred, or conveyed to Buyer at the Closing all permits, licenses, and rights, to the extent that any exists, or any claim, right or benefit arising thereunder are held or used by the Seller in connection with the Assets and which can be assigned without having to obtain the consent of any third party with respect thereto. Seller will cooperate with Buyer in obtaining any entity consents necessary to effect the assignment or transfer of any other permits or licenses used or held by Seller in connection with the Assets which are so assignable or transferable; however, neither Seller nor Buyer shall be obligated to pay any consideration therefor except for filing fees and other ordinary administrative charges which shall be paid by Buyer to any entity from whom such approval, consent, or waiver is requested. Buyer shall assume, as of Closing, all obligations of Seller arising prior to, at or after Closing under those permits and licenses which can be transferred without having to obtain the consent of any third party and those permits and licenses for which consent to transfer is obtained prior to Closing.

1.4. Liabilities Assumed by Buyer. Buyer shall, effective as of the Closing and without any further responsibility or liability of, or recourse to Seller, or Seller's directors, shareholders, officers, partners, employees, agents, consultants, representatives, successors, transferees or assignees, absolutely and irrevocably shall be liable and responsible for the claims, liabilities, and obligations of Seller with respect to the Assets, whether or not disclosed to Buyer, and whether or not occurring or arising prior to, at or after Closing.

2. Consideration. The Consideration submitted to Seller by Buyer for the Assets is in the amount of Two Million Five Hundred Thousand Shares of Buyer’s fully paid and non-assessable Common Stock (Par value $0.001 (“Purchase Price”). The Consideration shall be made in the form of a book entry on the stock ownership records of the Buyer at its transfer agent (being Transfer Online, Inc. of Portland, OR).

3. Closing.

3.1 Date of Closing. The Closing shall take place at such place and time as the Parties may agree in writing, on February 18, 2021, unless an earlier or later date are mutually designated by Seller and Buyer. The foregoing date is the date on which the Buyer shall deliver the Purchase Price to the Seller and which the Seller shall deliver possession of the Assets to Buyer and is referred to in this Agreement as the “Closing” or “Closing Date”.

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3.2 Documents to be Delivered by Seller. At or prior to the Closing, Seller shall deliver, or cause to be delivered, the following:

(a) documents of transfer, bills of sale, certificates of title and other instruments of transfer, dated the Closing Date, transferring to Buyer title to the Assets.

3.3 Documents to be Delivered by Buyer. At or prior to the Closing Date, Buyer shall deliver the following:

(a) documents evidencing the issuance and transfer to the Seller of the Purchase Price.

3.4 Transfer Taxes and Prorations. Any recording fees, transfer taxes, or sales taxes payable as a result of the sale of the Assets shall be paid by Buyer.

4. Conduct of the Seller Pending Closing.

(a) After the Closing Date, Seller shall continue to hold the Assets, as applicable for the tangible items which are included in the Assets being purchased by Buyer, in a manner reasonably consistent with how the Seller always held and maintained them, until such tangible items are delivered to Buyer..

(b) Seller will not take any action, which is both not reasonably consistent with its normal holding and maintenance of the tangible items included in the Assets,

5. Representations of Seller. Seller represents to Buyer that:

5.1 Organization, Standing and Authority. Seller is a corporation organized, existing, and in good standing under the laws of Nevada and has the full corporate power and authority to enter into and to perform this Agreement.

5.2 Authorization of Agreement; Authority. The execution, delivery and performance of this Agreement by Seller has been duly authorized by all necessary corporate action of Seller, and this Agreement constitutes the valid and binding obligation of Seller, enforceable in accordance with its terms, except to the extent enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights in general and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding inequity or at law). The execution, delivery and performance of this Agreement by Seller will not (a) violate or conflict with the Seller’s power and authority; (b) constitute a violation of any law, regulation, order, writ, judgment, injunction or decree applicable to Seller; or (c) subject to the receipt of appropriate consents as specified in this Agreement as of the Closing Date, conflict with, or result in the breach of the provisions of, or constitute a default under, any agreement, license, per-mit or other instrument to which Seller is a party or is bound or by which the Assets are bound. Seller had obtained the consent and authorization of its owner, Share Recipient, to consummate the transactions contemplated by this Agreement and under this Agreement’s terms.

5.3 Litigation; Compliance with Laws. There are no judicial or administrative actions, proceedings or investigations pending or, to the best of Seller’s knowledge, threatened, that question the validity of this Agreement or any action taken or to be taken by Seller in connection with this Agreement. There is no claim, litigation, proceeding or governmental investigation pending or, to the best of Seller’s knowledge, threatened, or any order, injunction or decree outstanding which, if decided unfavorably, would cause Buyer to incur loss or damage in excess of five thousand dollars ($5,000.00) which has not or will not have been resolved by Seller prior to Closing.

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5.4 Personal Property. Seller has, or will have on the Closing Date, good and marketable title tothe personal property (i.e., the tangible portion of the Assets) to be transferred to Buyer on the Closing Date pursuant to subject to equipment leases, purchase money contracts, and similar security interests to be assumed by Buyer.

5.5 Disclaimer of Warranties and Representations From Seller; AS IS; Indemnity.

(a) Personal Property. Except as otherwise expressly set forth in this Agreement, this Agreement is executed, and the personal property will be transferred, without any warranty of title, either express or implied, and without any express or implied warranty or representation as to the merchantability or fitness for any purpose of any of the equipment or other personal property included in the Assets, and without any other express or implied warranty or representation whatsoever.

(b) Disclaimer. Except as otherwise expressly set forth in this Agreement, the transaction contemplated hereby shall be without any express, implied, statutory, or other warranty or representation as to the condition, quantity, quality, fitness for particular purpose, freedom from vices or defects, conformity to models or samples of materials, or merchantability of any of the Assets, their fitness for any purpose, and without any other express, implied, statutory, or other warranty or representation whatsoever. In addition, except as otherwise expressly set forth in this Agreement, Seller makes no warranty or representation, express, implied, statutory, or otherwise, as to the accuracy or completeness of any data, reports, records, projections information or materials now, heretofore, or hereafter furnished or made available to the Buyer in connection with this Agreement including, without limitation, any description of the Assets, pricing assumptions, or the environmental condition of the Assets, or any other materials furnished or made available to Buyer by Seller or its agents or representatives; any such data, records, reports, projections, information, and other materials furnished by Seller or otherwise made available to Buyer are provided to Buyer as a convenience, and shall not create or give rise to any liability of or against Seller; and any reliance on or use of the same shall be at Buyer’s sole risk.

6. Representations of Buyer. Buyer represents to Seller as follows:

6.1 Buyer’s Organization. Buyer is a corporation organized, existing, and in good standing under the laws of Nevada and has the full corporate power and authority to enter into and to perform this Agreement.

6.2 Authorization of Agreement. The execution, delivery and performance of this Agreement bythe Buyer have been duly authorized by all necessary corporate action the Buyer, and this Agreement constitutes the valid and binding obligation of Buyer enforceable against it in accordance with its terms, except to the extent enforceability may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors’ rights in general and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

6.3 Consents of Third Parties. The execution, delivery and performance of this Agreement by Buyer will not (a) violate or conflict with the articles of organization or by-laws of Buyer; or (b) constitute a violation of any law, regulation, order, writ, judgment, injunction or decree applicable to Buyer.

6.4 Litigation. There are no judicial or administrative actions, proceedings or investigations pending or, to the best of Buyer’s knowledge, threatened, that question the validity of this Agreement or any action taken or to be taken by Buyer in connection with this Agreement. There is no litigation, proceeding or governmental investigation pending or, to the best of Buyer’s knowledge, threatened, or any order, injunction or decree outstanding, against the Buyer that, if adversely determined, would have a material effect upon Buyer’s ability to perform its obligations under this Agreement.

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6A. Representations of Share Recipient. Share Recipient represents to Buyer and Seller.

6A.1 Organization, Standing and Authority. Share Recipient is a corporation organized, existing, and in good standing under the laws of Nevada and has the full corporate power and authority to enter into and to perform this Agreement.

5.2 Authorization of Agreement; Authority. The execution, delivery and performance of this Agreement by Share Recipient has been duly authorized by all necessary corporate action of Seller, and this Agreement constitutes the valid and binding obligation of Share Recipient, enforceable in accordance with its terms, except to the extent enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights in general and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding inequity or at law). The execution, delivery and performance of this Agreement by Share Recipient will not (a) violate or conflict with the Share Recipient’s power and authority; (b) constitute a violation of any law, regulation, order, writ, judgment, injunction or decree applicable to Share Recipient; or (c) subject to the receipt of appropriate consents as specified in this Agreement as of the Closing Date, conflict with, or result in the breach of the provisions of, or constitute a default under, any agreement, license, permit or other instrument to which Share Recipient is a party or is bound or by which the Assets are bound.

6A.2 Authority of Share Recipient. Share Recipient had obtained the consent and authorization of its Board of Directors to authorize the Seller to consummate the transactions contemplated by this Agreement and under this Agreement’s terms.

7. Further Agreements of the Parties.

7.1 Access to Information. Buyer shall have access to information and other Assets to facilitate an orderly transition of the Assets in anticipation of Closing.

7.2 Notice of Changes and Events. Each Party shall promptly notify the other party in writing, and furnish to such party any information that such Party may reasonably request, with respect to the occurrence of any event or the existence of any state of facts that would (i) result in the Party’s representations and warranties not being true if they were made at any time prior to or as of the Closing Date, or (ii) impair the Party’s ability to perform its obligations under this Agreement.

7.3 Expenses. Except as otherwise specifically provided in this Agreement, Buyer shall bear the expenses incurred in connection with this Agreement and in connection with all obligations required to be performed by each of the Parties under this Agreement.

7.4 Publicity. Buyer, Seller, and Share Rec] shall consult with each other before issuing any public announcement or press release concerning the transactions contemplated by this Agreement and, except as may be required by applicable law. or regulation, or rule of any stock exchange or organized securities market on which the securities of Buyer, Seller, or Share Recipient’s securities are listed or traded, will not make a public announcement or issue a press release prior to such consultation. If Buyer, Seller, Share Recipient is so required to make a public announcement or issue a press release such party shall use its best efforts to inform the other party hereto prior to making or issuing it.

7.5 Preservation of Records.

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(a). Buyer agrees that, without expense to Seller, Buyer shall preserve and keep the records and shall give Seller reasonable access to such records and to personnel during regular business hours if needed for any bona fide purpose.

(b). Buyer agrees that Buyer shall not destroy the records described in Subsection (a).

7.6 Confidentiality. Seller and Buyer hereto covenant and agree that the terms and provisions of this Agreement and all information and data obtained in connection with this Agreement shall be treated as confidential. If this Agreement is terminated for any reason, the foregoing covenant shall survive the termination; if this Agreement is not so terminated then the foregoing covenant shall be deemed terminated at Closing.

7.7 Termination. This Agreement shall be terminated at any time prior to the Closing:

(a) by mutual written agreement executed by Seller and Buyer; or

(b) by either party if applicable law prohibits the consummation of the sale and purchase of the Assets pursuant to this Agreement or if, at the Closing Date, any action, proceeding or investigation shall have been instituted or threatened in writing by any governmental agency seeking to enjoin, restrain, prohibit, impose material conditions upon or obtain substantial damages in respect of, the transactions contemplated by this Agreement.

8. Default; Remedies; Arbitration.

8.1 Default; Remedies. Time is of the essence of this Agreement. If either party fails or refuses to carry out this Agreement according to its terms, the other party shall be entitled to the remedies set forth below.

8.2 Arbitration. This Agreement shall not be subject to termination except as specifically provided in this Agreement. Any question, controversy or claim arising under or relating to this Agreement, including without limitation any such matter pertaining to an alleged event having a material adverse effect or any adjustment of the Purchase Price, or for any breach hereof, shall be settled by arbitration in accordance with the rules of the American Arbitration Association and the provisions of the laws of Nevada relating to arbitration, as said rules and laws are in effect on the date of this Agreement. The arbitration shall be conducted in Las Vegas, Nevada, by and before a single arbitrator, who is experienced in the problem or problems in dispute, to be agreed upon by the Seller and Buyer, or if they are unable to agree upon an arbitrator within ten days after written demand by any Party for arbitration, then, at the written request of any Party, the arbitrator shall be appointed by the American Arbitration Association, Proceedings to obtain a judgment with respect to any award rendered hereunder shall be undertaken in accordance with the law of the State of Nevada including the conflicts of laws provisions thereof.

8.3 Cost of Arbitration. Each Party shall pay a pro-rated portion of the arbitrator’s fees and expenses depending on the number of Parties involved. Upon application to the arbitrator, the Parties shall be entitled to limited discovery, including only exchange of documents and only depositions on such terms as the arbitrator may allow for purposes of fairness and to reduce the overall time and expense of the arbitration.

9. Indemnification and Related Matters.

9.1 Indemnification.

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(a). Buyer agrees to save, defend, indemnify, and hold Seller and its officers and directors, parents, subsidiaries, affiliates, predecessors, successors and assigns (and their respective officers, directors, employees and agents) harmless from and against any loss, claims, liabilities, damages, costs and expenses, including attorneys’ fees incurred with respect to third parties (“Damages”) resulting from, based upon, or arising out of:

(i) any breaches, occurring before, at or after Closing, of representations, warranties, or obligations of the Buyer;

(ii) the operation, management or condition of the Assets, whether arising before, at or after theClosing, excluding only those matters covered by Section 8 above; and

(iii) all matters assumed by the Buyer pursuant to any and all provisions of this Agreement or any related agreement.

(iv) all actions, claims, suits, proceedings, demands, assessments, judgments, costs and expenses, including attorneys’ fees (incurred with respect to third parties), with respect to the foregoing.

9.2 Determination of Damages; Claims. In calculating any amounts payable to Seller pursuant to Section 9.1 (a), Buyer shall receive credit for (i) any reduction in tax liability as a result of the facts giving rise to the claim for indemnification, and (ii) any insurance recoveries.

10. Miscellaneous.

10.1 Finders. Buyer and Seller respectively represent and warrant that they have not employed or utilized the services of any broker or finder in connection with this Agreement or the transactions contemplated by it. Buyer shall indemnify and hold Seller harmless from and against any claims for brokers’ commissions made by any third party as a result of this Agreement and transactions contemplated hereunder to the extent that any such commission was incurred, or alleged to have been incurred, by, through or under Buyer.

10.2 Entire Agreement. This Agreement contains, and is intended as, a complete statement of all of the terms of the arrangements between the parties with respect to the matters provided for, supersedes any previous agreements and understandings between the parties with respect to those matters, and cannot be changed or terminated orally.

10.3 Governing Law. Seller and Buyer each hereby consent to personal jurisdiction in any action brought with respect to this Agreement and the transactions contemplated hereunder in Nevada and to the arbitration described in Section 8 of this Agreement shall be governed by and construed in accordance with the law of the State of Nevada.

10.4 Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given when delivered personally or mailed by registered mail, return receipt requested, to the parties at the following addresses (or to such address as a party may have specified by notice given to the other party pursuant to this provision):

If to Buyer to:

Eco Allies Inc.

601 East Charleston Boulevard Suite 100

Las Vegas NV 89401

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If to Seller, to:

Climate Cure Capital Corporation

PO Box 604

Zephyr Cove, NV 89448

If to Share Recipient:

Stereo Vision Entertainment, Inc.

601 East Charleston Boulevard Suite 100

Las Vegas NV 89401

10.5 Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement which shall remain in full force and effect.

10.6 Further Assurances and Assistance. Buyer and Seller agree that each will execute and deliver to the other any and all documents, in addition to those expressly provided for herein, that may be necessary or appropriate to effectuate the provisions of this Agreement, whether before, at or after the Closing. Seller agrees that, at any time and from time to time after the Closing, it will execute and deliver to Buyer such further assignments or other written assurances as Buyer may reasonably request to perfect and protect Buyer’s title to the Assets.

10.7 Survival. The terms, covenants, agreements, representations and warranties contained in or made pursuant to this Agreement together with all indemnities and undertakings contained herein shall survive the Closing, subject to the time limits specified herein, if any, delivery of the Purchase Price and delivery and/or recordation of the instruments of conveyances and assignment, bills of sale, assignments of contract rights and other closing documents, and shall not be deemed to have been merged in any of the documents delivered at the Closing, irrespective of any investigation made by or on behalf of any party.

10.8 Waiver. Any party may waive compliance by another with any of the provisions of this Agreement. No waiver of any provision shall be construed as a waiver of any other provision. Any waiver must be in writing and signed by the party waiving such provision.

10.9 Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Except as expressly set forth herein, nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any person or entity not a party to this Agreement, including any such person or entity asserting rights as a third party beneficiary with respect to environmental matters. No assignment of this Agreement or of any rights or obligation hereunder may be made by either party (by operation of law or otherwise) without the prior written consent of the other and any attempted assignment without the required consent shall be void; provided, however, that no such consent shall be required of Buyer to assign its rights under this Agreement to one or more designees, but no such assignment by Buyer of its rights or obligations hereunder shall relieve Buyer of any of its obligations to Seller under this Agreement. Further, no such consent shall be required of Seller to assign its rights or obligations under this Agreement to one or more Affiliates of Seller, but no such assignment by seller of its rights or obligations hereunder shall relieve Seller of any of its obligations to Buyer hereunder.

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10.10 Counterparts. This Agreement may be executed in counterparts, each of which shall be an original, but which together shall constitute one and the same Agreement.

10.11 No Recordation. Neither this Agreement nor a memorandum hereof shall be recorded in any jurisdiction or public record.

10.12 No Presumptions. This Agreement is a result of negotiations between Seller and Buyer, both of whom are represented by counsel of their choosing. No presumption shall exist in favor of either party concerning the interpretation of the documents constituting this Agreement by reason of which party drafted the documents.

IN WITNESS WHEREOF, the parties have duly executed and delivered this Agreement of Substitution effective as of the date first above written.

SELLER:
CLIMATE CURE CAPITAL	ECO ALLIES INC.,	STEREO VISION
CORPORATION, By its	By its	ENTERTAINMEN
Corporate Secretary,	Chief Executive Officer,	By its Chief Executive Officer,

ARNOLD F. SOCK, Secretary	Jack Honour	Jack Honour

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EXHIBIT A

to the Asset Purchase, Sale, and Transfer Agreement dated February 18, 2021

VOLUNTARY CARBON UNITS LIST

Project Name: Imudia Utilization of Coal-Mine-Methane

Credit Vintage: 2001

Standard: Verified Carbon Standard

S/N: 384-13730162-13731461-VCU-009-TZ1-DE-8-163-01012001-31122001-0

Amount: 1,300

Project Name: Liaoning Xingcheng Liutaizi Wind Farm Project

Credit Vintage: 2009

Standard: Verified Carbon Standard

S/N: 2795-120772726-120822725-VCU-003-MER-CN-1-952-01012009-31122009-0

Amount: 50,000

Project Name: Imudia Utilization of Coal-Mine-Methane

Credit Vintage: 2001

Standard: Verified Carbon Standard

S/N: 384-13715862-13721061-VCU-009-TZ1-DE-8-163-01012001-31122001-0

Amount: 5,200

Project Name: Walsum, Utilization of Coal-Mine-Methane

Credit Vintage: 2003-2006

Standard: Verified Carbon Standard

S/N: 523-23537117-23547116-VCU-009-TZ1-DE-8-228-01092003-31032006-0

Amount: 10,000

Project Name: Imudia Utilization of Coal-Mine-Methane

Credit Vintage: 2001

Standard: Verified Carbon Standard

S/N: 384-13731462-13732761-VCU-009-TZ1-DE-8-163-01012001-31122001-0

Amount: 1,300

Project Name: 300MW Hydropower project by JHPL

Credit Vintage: 2008

Standard: Verified Carbon Standard

S/N: 2665-116829493-116854492-VCU-008-MER-IN-1-92-18032008-14062008-0

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Amount: 25,000

Project Name: 300MW Hydropower project by JHPL

Credit Vintage: 2008

Standard: Verified Carbon Standard

S/N: 2648-116306022-116326021-VCU-008-MER-IN-1-92-18032008-14062008-0

Amount: 20,000

Project Name: Yangcun Hydropower Station Project

Credit Vintage: 2008

Standard: Verified Carbon Standard

S/N: 1747-71983487-72033486-VCU-003-MER-CN-1-77-26052008-25122008-0

Amount: 50,000

Project Name: Yingpeng HFC23 Decompostion Project

Credit Vintage: 2008-2009

Standard: Verified Carbon Standard

S/N: 793-36028254-36029253-VCU-001-TZ1-CN-11-439-18072008-19042009-0

Amount: 1,000

Project Name: Imudia Utilization of Coal-Mine-Methane

Credit Vintage: 2001

Standard: Verified Carbon Standard

S/N: 384-13697262-13715861-VCU-009-TZ1-DE-8-163-01012001-31122001-0

Amount: 18,600

Project Name: 20.8 MW Grid connected wind electricity generation project at Dhule,

Maharashtra

Credit Vintage: 2007

Standard: Verified Carbon Standard

S/N: 2696-117736844-117737547-VCU-009-APX-IN-1-895-01012007-31122007-0

Amount: 704

Project Name: 20.8 MW Grid connected wind electricity generation project at Dhule,

Maharashtra

Credit Vintage: 2006

Standard: Verified Carbon Standard

S/N: 2691-117666542-117690837-VCU-009-APX-IN-1-895-01042006-31122006-0

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Amount: 24,926

Project Name: Walsum, Utilization of Coal-Mine-Methane

Credit Vintage: 2003-2006

Standard: Verified Carbon Standard

S/N: 523-23379656-23389655-VCU-009-TZ1-DE-8-228-01092003-31032006-0

Amount: 10,000

Project Name: West Star North Dairy

Credit Vintage: 2009

Standard: Verified Carbon Standard

S/N: 1474-62669101-62673721-VCU-002-APX-US-15-642-01012009-31122009-0

Amount: 4,621

Project Name: Imudia Utilization of Coal-Mine-Methane

Credit Vintage: 2001

Standard: Verified Carbon Standard

S/N: 384-13721062-13728861-VCU-009-TZ1-DE-8-163-01012001-31122001-0

Amount: 7,800

Total Credits: 231,121

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EXHIBIT B

to the Asset Purchase, Sale, and Transfer Agreement dated February 18, 2021

Bill Of Sale of Voluntary Carbon Credits

GENERAL CONVEYANCE, BILL OF SALE AND ASSIGNMENT AGREEMENT

GENERAL CONVEYANCE, BILL OF SALE AND ASSIGNMENT AGREEMENT is dated as of February 18, 2021, by the Seller, Climate Cure Capital Corporation, for the Buyer, Eco Allies Inc.

In consideration of the payment by the Buyer of Two Million Five Hundred Thousand shares of it common stock, par value $0.001, which amount is also consideration for the purchase of HDF SUPERGREENTREETM Seeds as described in another General Conveyance, Bill Of Sale And Assignment Agreement of even date between Buyer and Seller, and in further consideration of the mutual covenants and agreements contained in the Asset Purchase, Sale, and Transfer Agreement of even date by Buyer and Seller, and another party, Seller hereby conveys, sells, and transfers to the Buyer the following described voluntary carbon units:

1) S/N: 384-13730162-13731461-VCU-009-TZ1-DE-8-163-01012001-31122001-0

Amount: 1,300

2) S/N: 2795-120772726-120822725-VCU-003-MER-CN-1-952-01012009-31122009-0

Amount: 50,000

3) S/N: 384-13715862-13721061-VCU-009-TZ1-DE-8-163-01012001-31122001-0

Amount: 5,200

4) S/N: 523-23537117-23547116-VCU-009-TZ1-DE-8-228-01092003-31032006-0

Amount: 10,000

5) S/N: 384-13731462-13732761-VCU-009-TZ1-DE-8-163-01012001-31122001-0

Amount: 1,300

6) S/N: 2665-116829493-116854492-VCU-008-MER-IN-1-92-18032008-14062008-0

Amount: 25,000

7) S/N: 2648-116306022-116326021-VCU-008-MER-IN-1-92-18032008-14062008-0

Amount: 20,000

8) S/N: 1747-71983487-72033486-VCU-003-MER-CN-1-77-26052008-25122008-0

Amount: 50,000

9) S/N: 793-36028254-36029253-VCU-001-TZ1-CN-11-439-18072008-19042009-0

Amount: 1,000

10) S/N: 384-13697262-13715861-VCU-009-TZ1-DE-8-163-01012001-31122001-0

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Amount: 18,600

11) S/N: 2696-117736844-117737547-VCU-009-APX-IN-1-895-01012007-31122007-0

Amount: 704

12) S/N: 2691-117666542-117690837-VCU-009-APX-IN-1-895-01042006-31122006-0

Amount: 24,926

13) S/N: 523-23379656-23389655-VCU-009-TZ1-DE-8-228-01092003-31032006-0

Amount: 10,000

14) S/N: 1474-62669101-62673721-VCU-002-APX-US-15-642-01012009-31122009-0

Amount: 4,621

15) S/N: 384-13721062-13728861-VCU-009-TZ1-DE-8-163-01012001-31122001-0

Amount: 7,800

Total Credits: 231,121

TO HAVE AND TO HOLD, all and singular, for its own use forever, the foregoing transferred assets are hereby sold, assigned, transferred, conveyed and delivered, or intended so to be, unto Buyer, its successors and assigns forever.

Climate Cure Capital Corporation,
By its Corporate Secretary,

ARNOLD F. SOCK, Secretary

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EXHIBIT B

to the Asset Purchase, Sale, and Transfer Agreement dated February 18, 2021

BILL OF SALE OF HDF SUPERGREENTREETM SEEDS

GENERAL CONVEYANCE, BILL OF SALE AND ASSIGNMENT AGREEMENT

GENERAL CONVEYANCE, BILL OF SALE AND ASSIGNMENT AGREEMENT is dated as of February 18, 2021, by the Seller, Climate Cure Capital Corporation, for the Buyer, Eco Allies Inc.

In consideration of the payment by the Buyer of Two Million Five Hundred Thousand shares of it common stock, par value $0.001, which amount is also consideration for the purchase of Voluntary Carbon Credits as described in another General Conveyance, Bill Of Sale And Assignment Agreement of even date between Buyer and Seller, and in further consideration of the mutual covenants and agreements contained in the Asset Purchase, Sale, and Transfer Agreement of even date by Buyer and Seller, and another party, Seller hereby conveys, sells, and transfers to the Buyer the following:

Approximately 5,000,000 HDF SUPERGREENTREETM Seeds (HDF SUPERGREENTREESTM are proprietary type of Paulownia tree created by the Seller through non-genetically modified methodology).

TO HAVE AND TO HOLD, all and singular, for its own use forever, the foregoing transferred assets are hereby sold, assigned, transferred, conveyed and delivered, or intended so to be, unto Buyer, its successors and assigns forever.

Climate Cure Capital Corporation,
By its Corporate Secretary,

ARNOLD F. SOCK, Secretary

15